Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPGX

NEWS RELEASE	November 3, 2015

Columbia Pipeline Group Reports Solid Third Quarter 2015 Earnings

•	Results Squarely In Line With Plan; Robust Year Over Year EBITDA Growth

•	EBITDA and Dividend Growth Rates Confirmed

•	Growth and Modernization Investments Continue to Advance

HOUSTON - Columbia Pipeline Group, Inc. (NYSE: CPGX) ("CPG") reported net operating earnings from continuing operations - controlling interest (non-GAAP) of $68.5 million for the three months ended September 30, 2015, compared with $53.3 million for the prior-year period.

Operating earnings (non-GAAP) for the third quarter were $142.4 million compared with $94.5 million for the prior-year period. For the third quarter, Adjusted EBITDA (non-GAAP) was $178.1 million compared with $126.4 million in 2014. Additionally, distributable cash flow (non-GAAP) was $111.3 million for the third quarter. Please refer to Schedules 1 and 2 in the financial tables below for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

On a GAAP basis, CPG reported income from continuing operations - controlling interest for the three months ended September 30, 2015 of $63.1 million compared with $53.7 million for the prior-year period. Operating income for the third quarter was $135.9 million compared with $94.5 million for the prior year period.

“CPG’s third quarter was an important milestone, as it marked our first quarter as an independent public company -- one that, despite recent turmoil in the financial markets, reflected the team’s continued focus on flawlessly executing our business and growth plans,” said CPG Chairman and Chief Executive Officer Robert C. Skaggs, Jr. “The fundamentals of our business remain solid, and our growth profile continues to distinguish CPG. The CPG Team delivered quarterly results squarely in line with our expectations, and we remain on track to meet our 2015 EBITDA target of approximately $680 million,” Skaggs added.

In confirming CPG’s expected average annual EBITDA and dividend growth rates of 20 percent and 15 percent, respectively, Skaggs underscored the key attributes that differentiate CPG and make it a compelling investment proposition -- a stable core business with highly predictable cash flows, an unparalleled strategic asset footprint in the Marcellus and Utica shale regions, and a robust and highly visible inventory of contracted, accretive growth and modernization investments.

Transformational Growth and Modernization Initiatives Continue to Advance

During the third quarter, CPG continued to strengthen its competitive market position in the Marcellus and Utica shale production regions by advancing several major growth projects, three of which were recently placed in service. CPG also continued to execute its long-term system modernization program. Highlights include:

•
CPG’s East Side Expansion project was placed in service in early October. The nearly $300 million project provides 312 million cubic feet per day (MMcf/d) of additional capacity for Marcellus Shale supplies to reach growing, and capacity constrained, northeastern and mid-Atlantic markets.

•
On September 17, the Federal Energy Regulatory Commission (FERC) approved construction of CPG’s Cameron Access project which will include enhancements to the existing Columbia Gulf pipeline system, a new compressor station and the installation of an approximately 26-mile pipeline lateral that will provide direct access to the Cameron LNG export facility. The project involves an investment of approximately $310 million and is targeted to be placed in service in early 2018.

•
On September 16, CPG’s Mountaineer XPress (MXP) project was accepted into the FERC’s Pre-Filing process. MXP will provide significant new takeaway capacity for Marcellus and Utica Shale production. Specifically, MXP will provide up to 2.7 billion cubic feet per day (Bcf/d) of firm transportation capacity on the Columbia Gas Transmission system. In addition, the Gulf XPress project (GXP) will provide nearly 900 MMcf/d of firm transportation capacity on the Columbia Gulf Transmission system. Together, MXP and GXP involve an investment of approximately $2.7 billion. The projects are targeted to be placed in service during the fourth quarter of 2018.

•
Progress continues on several other major growth projects, including CPG’s approximately $1.8 billion Leach XPress and Rayne XPress projects and the $850 million WB XPress project. Together, with the Cameron Access project mentioned above, these projects will create approximately 4 Bcf/d of new capacity commitments across the CPG system, including access to LNG export facilities in Louisiana and Maryland.

•
Columbia Midstream Group (CMG) continued to execute on its Marcellus and Utica-based growth plan by placing in service the first phase of its $120 million Washington County Gathering project, as well as the initial phase of its $75 million Big Pine Expansion project.

•
CMG also continues to advance its Gibraltar project -- an approximately $270 million investment in a 1 Bcf/d dry gas header pipeline in southwest Pennsylvania targeting Utica production. The first phase of the project is expected to be placed in service during the fourth quarter of 2016.

•
In addition, CMG recently announced the expansion of its Pennant Joint Venture with the addition of Williams Partners L.P. affiliate, Three Rivers Midstream LLC. The addition of Three Rivers Midstream will nearly triple the acreage dedicated to the Pennant system to more than 500,000 acres, which is expected to significantly increase Pennant’s infrastructure investment opportunities over time.

•
Finally, CPG has completed the third year of the Columbia Gas Transmission long-term system modernization program, which is underpinned by a first-of-its-kind FERC approved customer settlement. CPG expects to place approximately $319 million of modernization investments into service as of October 31, 2015, and expects to begin rate recovery on those investments in February 2016. Discussions with customers are underway regarding the possible extension of the program.

“The CPG team’s core mission is to execute flawlessly on our extensive backlog of growth and modernization investments and to continue to create value for our customers, shareholders and other key stakeholders,” said Skaggs. “This quarter’s performance demonstrates, yet again, that the CPG Team is up to the challenge.”

Three Months Ended September 30, 2015 Operating Results

CPG’s net operating earnings from continuing operations - controlling interest (non-GAAP) for the three months ended September 30, 2015 were $68.5 million compared with $53.3 million for the prior-year period. Please refer to Schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the three months ended September 30, 2015 to the three months ended September 30, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource Inc. are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $17.7 million, primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts, partially offset by a decrease in mineral rights royalties.

Operating expenses, excluding the impact of trackers, decreased by $26.8 million, primarily due to higher gains on the conveyances of mineral interests and decreased employee and administrative costs, partially offset by increased depreciation, higher outside service costs and increased other taxes.

Equity earnings increased by $3.4 million, primarily due to new Pennant joint venture facilities being fully placed in-service.

Other income (deductions) decreased income by $11.9 million, primarily due to an increase in interest expense resulting from the issuance of long-term debt in May 2015, partially offset by Allowance for Funds Used During Construction ("AFUDC").

The effective tax rate of net operating earnings was 32.9% compared with 36.3% for the same period last year. The 3.4% decrease is primarily due to Columbia Pipeline Partners LP ("CPPL") earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes.

Nine Months Ended September 30, 2015 Operating Results

CPG’s net operating earnings from continuing operations - controlling interest (non-GAAP) for the nine months ended September 30, 2015 were $210.7 million compared with $205.7 million for the prior-year period. Please refer to Schedule 1 for a reconciliation of net operating earnings to GAAP. A comparison of operating results for the nine months ended September 30, 2015 to the nine months ended September 30, 2014 is summarized below. Earnings for the periods prior to the date of CPG’s separation from NiSource Inc. are derived from the financial statements and accounting records of CPG’s predecessor.

Operating revenues, excluding the impact of trackers, increased by $60.0 million, primarily due to higher demand margin revenue from growth projects placed into service and new firm contracts, partially offset by a decrease in mineral rights royalties and lower condensate revenues.

Operating expenses, excluding the impact of trackers, increased by $14.9 million, primarily due to higher outside service costs, increased depreciation, higher employee and administrative costs and increased other taxes. These increases were partially offset by increased gains on the conveyances of mineral interests.

Equity earnings increased by $11.6 million, primarily due to new Pennant joint venture facilities being fully placed into service and new compression assets at Millennium Pipeline Company, L.L.C.

Other income (deductions) for the nine months ended September 30, 2015 decreased income by $24.1 million compared with the same period in 2014. The increase was primarily due to an increase in interest expense resulting from the issuance of long-term debt in May 2015, partially offset by AFUDC and higher interest income.

The effective tax rate of net operating earnings was 33.6% compared with 37.0% for the same period last year. The 3.4% decrease is primarily due to CPPL earnings for which the noncontrolling public limited partners are directly responsible for the related income taxes.
Conference Call

Columbia Pipeline Group, Inc. and Columbia Pipeline Partners LP will host a joint investor conference call at 9:30 a.m. ET (8:30 a.m. CT) on Tuesday, November 3, 2015, to review their third quarter 2015 financial results. All interested parties may listen to the conference call live by logging onto the Columbia Pipeline Group or Columbia Pipeline Partners investor relations websites at http://investors.cpg.com or
http://investors.columbiapipelinepartners.com.

A replay of the call will be available beginning at 1:00 pm ET on November 3, through 11:59 p.m. ET on November 10. To access the recording, call (855) 859-2056 and enter conference ID 51443749. For international participants to hear the replay, please dial (404) 537-3406 and enter the same conference ID as above, 51443749. A recording of the call also will be archived on the Columbia Pipeline Group and Columbia Pipeline Partners websites.

Non-GAAP Financial Measures

Operating Earnings, Adjusted EBITDA and Distributable Cash Flow
We define Operating Earnings as operating income adjusted for transactions that are considered unusual, infrequent or not representative of underlying trends. Examples of these transactions include impairments and costs associated with CPG's separation from NiSource Inc. We define Adjusted EBITDA as net income before interest expense, income taxes, and depreciation and amortization, plus distributions of earnings received from equity investees, less equity earnings in unconsolidated affiliates and other, net. In addition, to the extent transactions occur that are considered unusual, infrequent or not representative of underlying trends, we will remove the effect of these items from Adjusted EBITDA. Examples of these transactions include impairments and costs associated with the separation. We define Distributable Cash Flow as Adjusted EBITDA less net cash interest expense, maintenance capital expenditures, gain on sale of assets and distributable cash flow attributable to noncontrolling interest plus proceeds from sale of assets, interest income, capital costs related to the separation and any other known differences between cash and income.

Operating Earnings, Adjusted EBITDA and Distributable Cash Flow are non-GAAP supplemental financial measures that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentations of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Operating Earnings is Operating Income. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are Net Income and Net Cash Flows from Operating Activities. Our non-GAAP financial measures of Operating Earnings, Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to GAAP operating income, net income or net cash flows from operating activities. Operating Earnings, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect operating income, net income and net cash flows from operating activities. You should not consider Operating Earnings, Adjusted EBITDA or Distributable Cash Flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Operating Earnings, Adjusted EBITDA or Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica shale production areas. Columbia Pipeline Group, Inc. also operates one of the nation’s largest underground natural gas storage systems. Columbia Pipeline Group, Inc. is listed on the NYSE under the ticker symbol CPGX. Additional information can be found at www.cpg.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "should," "strategy," "target," "will" and similar words. All forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPG’s Registration Statement on Form 10 dated and filed with the Securities Exchange Commission on February 6, 2015, as amended and declared effective on June 2, 2015. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com

Columbia Pipeline Group, Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2015	2014	2015	2014
Operating Revenues
Transportation revenues	$197.9	$153.6	$584.1	$486.3
Transportation revenues-affiliated	—	18.8	43.7	61.4
Transportation revenues-trackers	67.9	82.5	171.7	262.0
Storage revenues	49.7	35.9	121.6	107.6
Storage revenues-affiliated	—	12.7	26.1	39.4
Storage revenues-trackers	0.2	0.4	1.2	1.2
Other revenues	5.2	14.1	28.6	49.4
Total Operating Revenues	320.9	318.0	977.0	1,007.3
Operating Expenses
Operation and maintenance	112.5	79.7	277.2	212.2
Operation and maintenance-affiliated	—	32.1	52.9	89.9
Operation and maintenance-trackers	68.1	82.9	172.9	263.2
Depreciation and amortization	35.0	29.3	101.4	87.9
Gain on sale of assets and impairment, net	(39.0)	(3.0)	(52.6)	(20.8)
Property and other taxes	17.3	14.5	55.5	50.3
Total Operating Expenses	193.9	235.5	607.3	682.7
Equity Earnings in Unconsolidated Affiliates	15.4	12.0	44.5	32.9
Operating Earnings	142.4	94.5	414.2	357.5
Other Income (Deductions)
Interest expense	(29.4)	—	(42.3)	—
Interest expense-affiliated	—	(14.4)	(29.3)	(39.1)
Other, net	6.7	3.6	16.6	8.2
Total Other Deductions, net	(22.7)	(10.8)	(55.0)	(30.9)
Operating Earnings from Continuing Operations before Income Taxes	119.7	83.7	359.2	326.6
Income Taxes	39.4	30.4	120.6	120.9
Net Operating Earnings from Continuing Operations	80.3	53.3	238.6	205.7
Less: Net Operating Earnings from Continuing Operations - Noncontrolling Interest	11.8	—	27.9	—
Net Operating Earnings from Continuing Operations - Controlling Interest	68.5	53.3	210.7	205.7
GAAP Adjustment	(5.4)	0.4	(6.5)	0.4
GAAP Income from Continuing Operations - Controlling Interest	$63.1	$53.7	$204.2	$206.1
Basic Net Operating Earnings Per Share from Continuing Operations	$0.22	$0.17	$0.66	$0.65
GAAP Basic Earnings Per Share from Continuing Operations	$0.20	$0.17	$0.64	$0.65
Basic Average Common Shares Outstanding	317.6	317.6	317.6	317.6
Throughput (MMDth)
Columbia Gas Transmission	284.3	264.1	1,096.7	1,023.9
Columbia Gulf	137.5	143.0	420.5	473.3
Crossroads	3.1	3.2	11.7	12.4
Total	424.9	410.3	1,528.9	1,509.6

Columbia Pipeline Group, Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions)	2015	2014	2015	2014
Net Operating Earnings from Continuing Operations - Controlling Interest	$68.5	$53.3	$210.7	$205.7
Items excluded from operating earnings
Operating Expenses:
Separation costs	(5.9)	—	(5.9)	—
Asset impairments	(0.6)	—	(2.4)	—
Total items excluded from operating earnings	(6.5)	—	(8.3)	—
Other Deductions:
Income taxes - discrete items	—	0.4	—	0.4
Tax effect of above items	1.1	—	1.8	—
Total items excluded from net operating earnings	(5.4)	0.4	(6.5)	0.4
GAAP Income from Continuing Operations - Controlling Interest	$63.1	$53.7	$204.2	$206.1

Columbia Pipeline Group, Inc.
Schedule 2 – Non-GAAP Reconciliation of Adjusted EBITDA and Distributable Cash Flow
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Net Income	$74.8	$53.6	$231.7	$205.5
Add:
Interest expense	29.4	—	42.3	—
Interest expense-affiliated	—	14.4	29.3	39.1
Income taxes	38.3	30.0	118.8	120.5
Depreciation and amortization	35.0	29.3	101.4	87.9
Impairments and Separation costs	6.5	—	8.3	—
Distributions of earnings received from equity investees	16.2	14.7	44.1	27.6
Less:
Equity earnings in unconsolidated affiliates	15.4	12.0	44.5	32.9
Other, net	6.7	3.6	16.6	8.2
Adjusted EBITDA	$178.1	$126.4	$514.8	$439.5
Less:
Adjusted EBITDA attributable to noncontrolling interest	14.7		35.8
Adjusted EBITDA attributable to CPG	$163.4		$479.0
Net Cash Flows from Operating Activities	$147.4	$108.1	$414.2	$445.5
Interest expense	29.4	—	42.3	—
Interest expense-affiliated	—	14.4	29.3	39.1
Current taxes	(7.5)	(1.2)	41.1	41.7
Gain on sale of assets and impairment, net	38.4	3.0	50.2	20.8
Other adjustments to operating cash flows	4.0	(2.7)	(0.3)	(7.2)
Changes in assets and liabilities	(33.6)	4.8	(62.0)	(100.4)
Adjusted EBITDA	$178.1	$126.4	$514.8	$439.5
Less:
Adjusted EBITDA attributable to noncontrolling interest	14.7		35.8
Adjusted EBITDA attributable to CPG	$163.4		$479.0
Adjusted EBITDA	$178.1		$514.8
Less:
Cash interest, net	29.4		71.6
Maintenance capital expenditures	58.3		168.3
Gain on sale of assets	39.0		52.6
Net cash (received) paid for taxes	(7.5)		41.1
Distributions to public unitholders	9.0		13.9
Add:
Proceeds from sales of assets	36.0		53.3
Interest income	2.6		2.6
Capital costs related to Separation	22.8		66.4
Distributable Cash Flow	$111.3		$289.6

Columbia Pipeline Group, Inc.
Statements of Consolidated Operations (GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2015	2014	2015	2014
Operating Revenues
Transportation revenues	$266.2	$236.0	$752.4	$743.4
Transportation revenues-affiliated	—	18.8	47.5	66.2
Storage revenues	49.5	35.9	122.3	108.2
Storage revenues-affiliated	—	13.2	26.2	40.1
Other revenues	5.2	14.1	28.6	49.4
Total Operating Revenues	320.9	318.0	977.0	1,007.3
Operating Expenses
Operation and maintenance	186.5	162.6	456.0	475.4
Operation and maintenance-affiliated	—	32.1	52.9	89.9
Depreciation and amortization	35.0	29.3	101.4	87.9
Gain on sale of assets and impairment, net	(38.4)	(3.0)	(50.2)	(20.8)
Property and other taxes	17.3	14.5	55.5	50.3
Total Operating Expenses	200.4	235.5	615.6	682.7
Equity Earnings in Unconsolidated Affiliates	15.4	12.0	44.5	32.9
Operating Income	135.9	94.5	405.9	357.5
Other Income (Deductions)
Interest expense	(29.4)	—	(42.3)	—
Interest expense-affiliated	—	(14.4)	(29.3)	(39.1)
Other, net	6.7	3.6	16.6	8.2
Total Other Deductions, net	(22.7)	(10.8)	(55.0)	(30.9)
Income from Continuing Operations before Income Taxes	113.2	83.7	350.9	326.6
Income Taxes	38.3	30.0	118.8	120.5
Income from Continuing Operations	$74.9	$53.7	$232.1	$206.1
Loss from Discontinued Operations-net of taxes	(0.1)	(0.1)	(0.4)	(0.6)
Net Income	$74.8	$53.6	$231.7	$205.5
Less: Net income attributable to noncontrolling interest	11.8		27.9
Net income attributable to CPG	$63.0		$203.8
Amounts attributable to CPG:
Income from continuing operations	$63.1	$53.7	$204.2	$206.1
Loss from discontinued operations-net of taxes	(0.1)	(0.1)	(0.4)	(0.6)
Net income attributable to CPG	$63.0	$53.6	$203.8	$205.5
Basic Earnings Per Share
Continuing Operations	$0.20	$0.17	$0.64	$0.65
Discontinued Operations	—	—	—	—
Basic Earnings Per Share	$0.20	$0.17	$0.64	$0.65
Diluted Earnings Per Share
Continuing Operations	$0.20	$0.17	$0.64	$0.65
Discontinued Operations	—	—	—	—
Diluted Earnings Per Share	$0.20	$0.17	$0.64	$0.65
Basic Average Common Shares Outstanding	317.6	317.6	317.6	317.6
Diluted Average Common Shares	318.4	317.6	318.4	317.6
Dividends Declared Per Common Share	$0.25	$—	$0.25	$—

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	September 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$63.8	$0.5
Accounts receivable (less reserve of $0.6 and $0.6, respectively)	133.1	149.4
Accounts receivable-affiliated	—	180.0
Materials and supplies, at average cost	26.0	24.9
Exchange gas receivable	24.0	34.8
Regulatory assets	5.5	6.1
Deferred property taxes	15.5	48.9
Deferred income taxes	50.0	60.0
Prepayments and other	50.0	14.7
Total Current Assets	367.9	519.3
Investments
Unconsolidated affiliates	435.6	444.3
Other investments	15.5	2.7
Total Investments	451.1	447.0
Property, Plant and Equipment
Property, plant and equipment	8,865.6	7,935.4
Accumulated depreciation and amortization	(3,007.7)	(2,976.8)
Net Property, Plant and Equipment	5,857.9	4,958.6
Other Noncurrent Assets
Regulatory assets	154.1	151.9
Goodwill	1,975.5	1,975.5
Postretirement and postemployment benefits assets	120.1	90.0
Deferred charges and other	37.0	15.2
Total Other Noncurrent Assets	2,286.7	2,232.6
Total Assets	$8,963.6	$8,157.5

Columbia Pipeline Group Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	September 30, 2015	December 31, 2014
LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt-affiliated	$—	$115.9
Short-term borrowings	245.0	—
Short-term borrowings-affiliated	—	252.5
Accounts payable	82.9	56.0
Accounts payable-affiliated	—	53.6
Dividends payable	39.7	—
Customer deposits	17.0	13.4
Taxes accrued	70.6	103.2
Interest accrued	40.4	—
Exchange gas payable	24.1	34.7
Deferred revenue	13.9	22.5
Regulatory liabilities	9.1	1.3
Accrued capital expenditures	197.2	61.1
Other accruals	111.6	70.0
Total Current Liabilities	851.5	784.2
Noncurrent Liabilities
Long-term debt	2,746.0	—
Long-term debt-affiliated	—	1,472.8
Deferred income taxes	1,337.1	1,255.7
Accrued liability for postretirement and postemployment benefits	49.5	53.0
Regulatory liabilities	317.4	295.7
Asset retirement obligations	22.9	23.2
Other noncurrent liabilities	89.6	96.6
Total Noncurrent Liabilities	4,562.5	3,197.0
Total Liabilities	5,414.0	3,981.2
Commitments and Contingencies
Equity
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 317,616,350 and no shares outstanding, respectively	3.2	—
Additional paid-in capital	2,634.9	—
Accumulated deficit	(16.5)	—
Net parent investment	—	4,210.8
Accumulated other comprehensive loss	(25.3)	(34.5)
Total CPG Equity	2,596.3	4,176.3
Noncontrolling Interest	953.3	—
Total Equity	3,549.6	4,176.3
Total Liabilities and Equity	$8,963.6	$8,157.5

Columbia Pipeline Group Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Nine Months Ended September 30, (in millions)	2015	2014
Operating Activities
Net Income	$231.7	$205.5
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	101.4	87.9
Deferred income taxes and investment tax credits	77.7	78.8
Deferred revenue	0.4	2.2
Equity-based compensation expense and profit sharing contribution	4.4	4.4
Gain on sale of assets and impairment, net	(50.2)	(20.8)
Income from unconsolidated affiliates	(44.5)	(32.9)
Loss from discontinued operations-net of taxes	0.4	0.6
Amortization of debt related costs	1.8	—
AFUDC equity	(15.0)	(8.2)
Distributions of earnings received from equity investees	44.1	27.6
Changes in Assets and Liabilities:
Accounts receivable	1.6	2.3
Accounts receivable-affiliated	34.7	15.7
Accounts payable	20.6	(0.3)
Accounts payable-affiliated	(53.6)	5.8
Customer deposits	(23.8)	75.2
Taxes accrued	(27.6)	(40.2)
Interest accrued	40.3	—
Exchange gas receivable/payable	0.1	3.5
Other accruals	37.1	—
Prepayments and other current assets	9.5	26.8
Regulatory assets/liabilities	38.2	35.3
Postretirement and postemployment benefits	(26.0)	(19.1)
Deferred charges and other noncurrent assets	3.8	(4.0)
Other noncurrent liabilities	7.2	0.7
Net Operating Activities from Continuing Operations	414.3	446.8
Net Operating Activities used for Discontinued Operations	(0.1)	(1.3)
Net Cash Flows from Operating Activities	414.2	445.5
Investing Activities
Capital expenditures	(833.0)	(527.4)
Insurance recoveries	2.1	6.8
Change in short-term lendings-affiliated	145.5	(33.6)
Proceeds from disposition of assets	53.3	5.9
Contributions to equity investees	(1.4)	(63.8)
Distributions from equity investees	15.1	—
Other investing activities	(24.2)	(5.5)
Net Cash Flows used for Investing Activities	(642.6)	(617.6)
Financing Activities
Change in short-term borrowings	245.0	—
Change in short-term borrowings-affiliated	(252.5)	(378.9)
Issuance of long-term debt	2,745.9	—
Debt related costs	(23.6)	—
Issuance of long-term debt-affiliated	1,217.3	551.0
Payments of long-term debt-affiliated, including current portion	(2,806.0)	—
Proceeds from the issuance of common units, net of offering costs	1,168.4	—
Distribution of IPO proceeds to parent	(500.0)	—
Distribution to parent	(1,450.0)	—
Distribution to noncontrolling interest	(13.9)	—
Dividends paid - common stock	(39.7)	—
Transfer from parent	0.8	—
Net Cash Flows from Financing Activities	291.7	172.1
Change in cash and cash equivalents	63.3	—
Cash and cash equivalents at beginning of period	0.5	0.4
Cash and Cash Equivalents at End of Period	$63.8	$0.4